Exhibit 10.2

Spherix Incorported

AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

This AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (this “Agreement”), made and entered into this 15th day of May, 2002, between SPHERIX INCORPORATED, a corporation organized under the laws of the state of Delaware (hereinafter referred to as the “Corporation”), and M. Karen Levin (hereinafter referred to as the “Employee”).

Witnesseth

WHEREAS, the Corporation is engaged in research, development, products and services in the areas of chemistry, biology, microbiology, occupational health, air and water pollution control, toxicology, wastewater treatment, environmental and medical products, writing, editing, word processing, graphics arts, and information services; and

WHEREAS, the Employee has been engaged as an expert and corporate executive in major enterprises in the areas indicated above; and

WHEREAS, the Employee is presently Vice President, Communications; and

WHEREAS, during the period of the Employee’s employment, the Corporation has greatly enhanced its activities and prestige largely as a result of the activities by the Employee on behalf of the Corporation:

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the Corporation and the Employee do hereby agree, each with the other as follows:

1.             Employment.         The Employee hereby agrees to remain in the full-time or part-time employ, as determined by the Board, of the Corporation, until her retirement, death, or disability, or such other time as the Employee and the Corporation agree. Until the occurrence of one of the events set forth above, the employee shall continue to devote her full—time or part-time, as determined by the Board, attention exclusively to the business of the Corporation. As used herein, the term “retirement” shall mean the time at which the Employee ceases to provide services to the Corporation.

2.             Compensation.

(a)           As compensation for rendering full-time or part-time attention to-the business of the Corporation until the occurrence of an event specified in Section 1 of this Agreement, the Corporation hereby agrees to pay the Employee compensation at the rate of compensation now being paid her or at such other higher rate as may, from time to time, be agreed upon. Any increase in the rate or change in the method of compensation shall in no way be deemed a violation or waiver of any of the provisions of this Agreement.

(b)           As a Supplemental Executive Retirement Plan (SERP) payment for services currently being rendered, and in order to assure the Employee of adequate retirement income, the Corporation hereby agrees to pay the Employee a monthly SERP payment according to the following formula:

Sixty percent (60%) of average total compensation, defined as base salary plus annual bonus, for the highest three (3) years of full-time employment prior to retirement, divided by twelve (12), less the sum of the following three (3) items calculated on a monthly basis: i) fifty percent (50%) of the Social Security payment received by the Employee; ii) the monthly amount the Employee would receive if the 401(k) plan lump sum payment attributable to company contributions received by the Employee upon her retirement, including the value of any loans or withdrawals, mandatory or voluntary, taken by the Employee prior to her retirement (which value shall be computed using as the relevant interest rate, the national average prime rate applied to the loan or distribution from date of receipt), were used to acquire an annuity which would pay equal monthly payments commencing on the date of retirement and continuing throughout the actuarially determined balance of the Employee’s lifetime (which amount shall be computed using as the relevant interest rate, the average prime rate as published by the Wall Street Journal or other national daily business publication for the thirty (30) day period immediately preceding retirement); and iii) the monthly amount the Employee would receive if the lump sum payment received by the Employee from the Corporation’s defined benefit pension plan (which value shall he computed using as the relevant interest rate, the national average prime rate applied to the lump sum payment from date of receipt) were used to acquire an annuity which would pay equal monthly payments commencing on the date of retirement and continuing throughout the actuarially determined balance of the Employee’s lifetime (which amount shall be computed using as the relevant interest rate, the average prime rate as published by the Wall Street Journal or other national daily business publication for the thirty (30) day period immediately preceding retirement).

Payment of the SERP shall commence with the first month following the Employee’s retirement from the Corporation, and shall be paid monthly for the remainder of the Employee’s lifetime. In the event the Employee retires from the Corporation due to a disability, the SERP payment will be calculated according to the following formula:

Sixty percent (60%) of average total compensation, defined as base salary plus annual bonus, for the highest three (3) years of full-time employment prior to retirement, divided by twelve (12), less the sum of the following four (4) items calculated on a monthly basis: i) fifty percent (50%) of the Social Security payment received by the Employee; ii) the monthly amount the Employee would receive if the 401(k) plan lump sum payment attributable to company contributions received by the Employee upon her retirement, including the value of any loans or withdrawals, mandatory or voluntary, taken by the Employee prior to her retirement (which value shall be computed using as the relevant interest rate, the national average prime rate applied to the loan or distribution from date of receipt), were used to acquire an annuity which would pay equal monthly payments commencing on the date of retirement and continuing throughout the actuarially determined balance of the Employee’s lifetime (which amount shall be computed using as the relevant interest rate, the average prime rate as published by the Wall Street Journal or other national daily business publication for the thirty (30) day period immediately preceding retirement); iii) the monthly amount the Employee would receive if the lump sum payment received by the Employee from the Corporation’s defined benefit pension plan (which value shall be computed using as the relevant interest rate, the national average prime rate applied to the lump sum payment from date of receipt) were used to acquire an annuity which would pay equal monthly payments commencing on the date of retirement and continuing throughout the actuarially determined balance of the Employee’s lifetime (which amount shall be computed using as the relevant interest rate, the average prime rate as published by the Wall Street Journal or other national daily business publication for the thirty (30) day period immediately preceding retirement); and iv) payment from any company-provided short or long term disability plan in effect for employees of the Corporation.

In the event disability payments cease because of terms of the insurance contract specifying duration of benefits, the SERP payment will be recalculated without the offset of item (iv).

(c)           The SERP payment provided for in Section 2(b) shall be adjusted in the second and subsequent years of payment so that payments are increased or decreased to reflect the net change in the Consumer Price Index (“CPI”) for the Washington DC Metropolitan area as prepared by the United States Department of Labor, Bureau of Labor Statistics, when compared with the first year in which payments are made. In the event that there is no Consumer Price Index for the Washington DC Metropolitan area, the Consumer Price Index for the nearest metropolitan area for which there is such an index shall be used as the basis for adjusting the SERP payment. If no metropolitan area Consumer

Price Index exists, the national Consumer Price Index for the United States shall be used as the basis for adjusting the SERP payment. The amount of the adjustment shall equal one hundred percent (100%) of the change in the CPI up to and including ten percent (10%) plus seventy-five percent (75%) of any change in the CPI in excess often percent (10%). In making such adjustments, the calendar year in which the first payment is made under Section 2(b) shall be treated as the base year, and all adjustments made shall proportionately reflect subsequent changes in the CPI as compared with that base year. All adjustments under this Section 2(c) shall be made commencing with each anniversary date of the first payment made under Section 2(b). Following the adjustment of the payment amount on such an anniversary date, payment shall continue to be made at that adjusted rate until the next such anniversary date, at which time payment shall again be adjusted to reflect the provisions of this section.

(d)           The Board of Directors, at its discretion, may increase the adjustment above the level of the CPI change, but shall not provide an adjustment less than the CPI change.

(e)           All SERP payments shall be subject to any deductions the Corporation is required to make under applicable State or Federal law.

(f)            This Agreement shall not preclude, in addition to current compensation or SERP payments as specified herein, the payment to the Employee of such other or additional amounts as may be payable or distributable during the term of employment or thereafter, or restrict in any way any benefits payable under any employee benefit plan of the Corporation now in effect or hereafter adopted. Neither shall any payment under this Agreement be deemed to constitute payment in lieu of or in reduction of any compensation or any benefit under such plans.

3.             Merger or Consolidation.   Notwithstanding any provisions in this Agreement to the contrary, in the event of a merger, consolidation, or reorganization of the Corporation (whether the Corporation is the continuing or disappearing entity), the Corporation shall advise the successor organization of the terms of this Agreement. In any event, however, this Agreement shall be binding upon the organization that is the successor to the Corporation and the Corporation shall remain liable subsequent to the consolidation or merger in the same manner as immediately prior thereto. In the event of any merger or consolidation of the Corporation or other similar transaction to which the Employee does not assent as a Director or stockholder due to the Employee’s good faith determination that such transaction is likely to materially and adversely affect the financial ability of the surviving entity to perform this

Agreement, the Employee shall have the election to accelerate all future payments then due and to receive the commuted actuarial value of those remaining future payments at the time of such transfer.

4.1           Non-Competition.

(a)           During a period of three (3) years following retirement, the Employee will not, directly or indirectly, either individually or as owner, partner, agent, employee, consultant or otherwise, engage in any activity competitive with the business of the Corporation or its affiliates, nor will she, in competition with the Corporation or its affiliates, solicit or otherwise attempt to establish for herself or any other person, firm or entity, any business relationships with any person, firm or corporation which was, at any time during the employment period of the Employee with the Corporation, a customer of the Corporation or one of its affiliates. Any violations of this provision shall be grounds for termination by the Corporation of this Supplemental Executive Retirement Plan Agreement.

(b)           Nothing in this paragraph 4.1 shall be construed to prevent the Employee from owning, as an investment, not more than 1% of a class of equity securities issued by any competitor of the Corporation or its affiliates and publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

4.2           Trade Secrets.       The Employee will keep confidential any trade secrets or confidential or proprietary information of the Corporation and its affiliates which are now known to her or which hereafter may become known to her as a result of her employment or association with the Corporation and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Corporation or its affiliates at all times during retirement. For purposes of this Agreement, “trade secrets or confidential or proprietary information” means information unique to the Corporation or any of its affiliates which has a significant business purpose and is not known or generally available from sources outside the Corporation or any of its affiliates or typical of industry practice. Any violations of this provision shall be grounds for termination by the Corporation of this Supplemental Executive Retirement Plan Agreement.

5.             Corporation’s Remedies for Breach. It is recognized that damages in the event of breach of paragraphs 4.1 or 4.2 by the Employee would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Corporation, in addition to and without limiting any other remedy or right they may have, shall terminate SERP payments as provided under this Agreement in the event of breach of paragraphs 4.1 or 4.2. Prior to the termination of SERP payments, however, the Corporation shall provide summary notice to the Employee of such action, by registered or certified mail, return receipt requested, addressed to the Employee at her then principal residence according to the records of the Corporation. The Employee shall have thirty (30) days from date of receipt of this summary notice to respond in writing to the Corporation at its then principal offices. SERP payments shall be terminated if Employee response is not timely, or if Employee response does not negate allegations of non-competition and/or confidentiality violations. In addition, the Corporation shall have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and the Employee hereby waives any and all defenses she may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Corporation may have.

6.             Non-Alienation.   This Agreement is personal to the Employee and may not be assigned by her; further, this Agreement may not be assigned by the Corporation except in connection with the assignment/transfer of substantially all of its assets. With respect to SERP payments provided in Section 2 (b) of this Agreement, the right to receive such payments shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. Such rights shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the Employee.

7.             Prohibition Against Funding.            The Corporation’s obligation to pay benefits under this Agreement is only a contractual obligation and nothing herein shall be deemed to require the Corporation to segregate assets or otherwise fund this obligation. Further, nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and the Employee or any other person.

8.             Incompetence or Death.      If the Board of Directors of the Corporation finds that the Employee is unable to care for her affairs, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, child, or to any person deemed by the Board to have incurred expenses for the Employee, in such manner and proportions as the Board may determine. Any such distribution of the full payment due shall be a complete discharge of the liabilities of the Corporation under this Agreement.

If the Employee dies, any payment due the Employee shall be made to such persons as the Employee shall designate in writing before her death, or upon failure to make such designation, then to the Employee’s surviving spouse, or if none, to whomsoever she shall appoint by will.

9.             Legal Costs.          If the Corporation shall fail to pay or provide for payment of any amounts required to be paid or provided for hereunder at any time, the Employee shall be entitled to consult with counsel, and the Corporation agrees to pay the reasonable fees and expenses of independent counsel for the Employee in advising her or in bringing any proceedings, or in defending any proceedings, involving the Employee’s rights under this Agreement, such right to reimbursement to be immediate upon the presentment by Employee of written billings for such reasonable fees and expenses. The Employee shall be entitled to the prime rate of interest as published in the daily Wall Street Journal or other national daily business publication for any payments of such expenses, or any other payments under this Agreement, that are overdue.

10.           Waiver.  A waiver of any breach of this Agreement shall not be a waiver of any subsequent, similar or dissimilar, breach of any provision hereof.

11.           Termination for Cause.        In the event the Employee is terminated for cause, this Supplemental Executive Retirement Plan Agreement shall be terminated.

For purposes of this Agreement, “cause” means (i) fraud, misappropriation or intentional material damage to the property or business of the Corporation; commission of a felony; (ii) continuance of (A) willful and repeated failure by the Employee to perform her duties or (B) violation of a basic policy of the Corporation concerning the scope of the authority of the Employee, in either case after written notice to the Employee by the Board of Directors specifying such failure, providing that such “cause” shall have been found by a majority vote of the Board of Directors of the Corporation after at least 10 days written notice to the executive specifying the cause proposed to be claimed and after an opportunity for the Employee to be heard at meetings of such Board of Directors; or (iii) a violation of paragraphs 4.1 or 4.2 of this Agreement.

12.           Notices. Any notice required or permitted to be given hereunder shall be in writing and given personally or by registered or certified mail, return receipt requested, addressed, in the case of notice to the Employee, at her then principal residence according to the records of the Corporation, or in the case of notice to the Corporation, to it at its then principal offices. Any notice by such mail shall be deemed to have been given when mailed.

13.           Entire Agreement. This Agreement constitutes the entire understanding of the Employee and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings written or oral. This Agreement may not be changed, modified, or. discharged orally, but only by an instrument in writing signed by the parties. This Agreement shall be governed by the laws of the State of Maryland and the invalidity or lack of enforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed by its duly appointed officers, and the Employee has set her hand and seal to this Agreement, all as of the date first above written.

SPHERIX INCORPORATED
(SEAL)

Attest		By
	Katherine M. Brailer		Lionel V. Baldwin
	Corporate Secretary		Chairman, Compensation Committee

Witness
M. Karen Levin